Exhibit 10.1
STOCKHOLDER AGREEMENT
This Stockholder Agreement (including any exhibits hereto, this “Agreement”), effective as of September 21, 2026 (the “Effective Date”), is entered into by and between Group 1 Automotive, Inc., a Delaware corporation (the “Company”), on the one hand, and Conifer Management, L.L.C. (“Conifer Management,” and collectively with Conifer Capital Management LLC, Acacia Partners LP, Acacia Conservation Fund LP and each of their controlled Affiliates, “Conifer”), on the other hand. The Company and Conifer Management are together referred to herein as the “Parties,” and each of the Company and Conifer Management, respectively, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 14 hereof.
WHEREAS, as of the Effective Date, Conifer beneficially owns an aggregate of 1,512,290 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”);
WHEREAS, the Company and Conifer desire to enter into this Agreement regarding compositional changes to the board of directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Board Composition and Other Company Matters.
(a)New Director.
(i)As soon as reasonably practicable following the Effective Date, the Board, and all applicable committees of the Board, shall take all necessary actions to: (A) increase the size of the Board from ten (10) to eleven (11) directors and (B) appoint Benjamin Hart, an Analyst at Conifer Management (the “New Director”), to serve as a director, effective November 1, 2026 (the “Appointment Date”), who shall fill the newly created vacancy resulting from the increase in the size of the Board.
(ii)In connection with the appointment of the New Director, and as conditions to the appointment (and subsequent nomination and renomination, as applicable) of the New Director to the Board, the New Director has (A) provided (x) such information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, (y) such information reasonably requested by the Board in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations and (z) a fully completed and executed copy of the Company’s director candidate questionnaire (substantially in the form completed by the Company’s incumbent non-management directors); (B) participated in customary procedures for new director candidates, including, without limitation, an appropriate background check comparable to those undergone by other non-management directors of the Company and an interview with the Governance & Corporate Responsibility Committee of the Board; and (C) consented to being appointed by the Company as a member of the Board and to serve as a director for the duration of his term (all such actions described in (A)–(C) collectively, the “Governance Measures”); provided, that, as conditions to any subsequent nomination and/or renomination, the New Director shall (x) be in compliance with all Company Policies (as defined below) and (y) perform the Governance Measures.
(iii)During the Support Period (as defined below), and subject to (A) the New Director’s continued compliance with the requirements set forth in Sections 1(a)(ii) and 1(b)(i) and (B) Conifer maintaining beneficial ownership of at least 5% of the Common Stock or Voting Securities outstanding at such time (the “Minimum Ownership Requirement”), the Board, and all applicable committees of the Board, shall take all necessary actions to nominate the New Director for election or reelection, as applicable, to the Board at each meeting of stockholders of the Company at which directors are to be elected, and recommend, support and solicit proxies for the election or reelection, as applicable, of the New Director at each such meeting of stockholders, in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees for election at such meeting of stockholders.
(b)Board Policies and Procedures.
(i)Each Party acknowledges that the New Director, upon his appointment to the Board and for so long as he is a member of the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, without limitation, the Company’s Corporate Governance Guidelines, the Code of Conduct, the Stock Ownership Guidelines and the Securities Trading Policy (including any succeeding similar policy, the “Trading Policy”) and any other policies on stock ownership, public disclosures, legal compliance and confidentiality (collectively, the “Company Policies”) and all applicable rules and regulations of the New York Stock Exchange LLC (including, without limitation, its independence standards), and will be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. The Company agrees that, upon his appointment to the Board and for so long as he is a member of the Board, the New Director shall receive (A) the same benefits of director and officer insurance as all other non-management directors on the Board, (B) the same compensation for his service as a director as the compensation received by other non-management directors on the Board and (C) such other benefits on the same basis as all other non-management directors on the Board.

(ii)Notwithstanding anything to the contrary contained in this Agreement or the Company Policies, the Company agrees that the New Director is a stockholder designee of Conifer, and acknowledges that, subject to the Confidentiality Agreement (as defined below), the New Director may provide confidential information of the Company to Conifer that the New Director learns in his capacity as a member of the Board; provided, however, that immediately prior to the New Director’s appointment and as a condition precedent to the New Director providing any such confidential information to Conifer and Conifer requesting or receiving any such information from the New Director, the Company, the New Director and Conifer shall execute a customary confidentiality agreement, substantially in the form attached hereto as Exhibit A (the “Confidentiality Agreement”), pursuant to which, among other things, Conifer (A) may receive certain confidential information, and (B) shall refrain from (y) disclosing the confidential information to anyone, by any means, other than as set forth in the Confidentiality Agreement, and (z) using the confidential information in any way other than in connection with assisting Conifer in the evaluation of its investment in the Company. Other than as expressly permitted by the Confidentiality Agreement or consented to by the Company in writing, the New Director shall not be entitled to share, and Conifer shall not be entitled to access or receive, any confidential information of the Company, including, without limitation, any confidential information received by the New Director in his capacity as a director of the Company.
(iii)Conifer covenants and agrees that it shall abide by and comply with its obligations under the Confidentiality Agreement in connection with its receipt of any confidential information of the Company.
(iv)Conifer acknowledges and agrees that it is aware of the Trading Policy and, for so long as the New Director serves as a director on the Board and remains associated with Conifer or its Affiliates (whether as an employee, consultant or other similar position), Conifer shall only trade in Common Stock during an Open Window (as defined below); provided, however, that prior to Conifer engaging in any such trade, Conifer or the New Director shall have obtained clearance from the Chief Legal Officer of the Company to trade in Common Stock during such Open Window (such clearance, once obtained, shall remain valid for a period of seven (7) calendar days from the date of such clearance, and Conifer and/or the New Director shall not be required to obtain clearance more frequently than once per calendar week); provided, further, that (x) the Chief Legal Officer shall respond promptly to any such request and the failure of the Chief Legal Officer to either approve or reject any such request within 24 hours after the making of such request shall be deemed to be clearance for trading (subject to revocation as provided in clause (z) below), (y) the determination of whether or not to grant clearance shall be based solely on the Company’s bona fide good faith determination of whether or not the Company is in possession of material non-public information that makes closing the Open

Window advisable pursuant to and in accordance with the Trading Policy, and (z) the Company shall be permitted to revoke such clearance at any time upon written notice to the New Director if the Company makes a bona fide good faith determination that the Company is in possession of material nonpublic information that makes closing the Open Window advisable pursuant to and in accordance with the Trading Policy. Conifer acknowledges that U.S. securities laws impose restrictions on trading securities when in possession of material non-public information and will advise each of its Representatives (who are informed as to the matters that are the subject of this Agreement) of such restrictions and the Trading Policy. For so long as the New Director serves on the Board, the Company will provide Conifer with at least two (2) business days’ advance written notice of each opening and expiration of each period during which a person subject to the Trading Policy may engage in transactions in or related to securities of the Company without violating any terms of the Trading Policy (such period, an “Open Window”); provided, however, that for purposes of this Section 1(b)(iv), notice provided to the New Director will be deemed to be notice provided to Conifer.
(c)Conifer acknowledges and agrees that if, at any time, Conifer ceases to meet the Minimum Ownership Requirement, Conifer shall (i) promptly notify the Company in writing of such event and (ii) cause (or, if all of New Director’s employment, consulting and other similar positions with Conifer and its Affiliates have terminated, use reasonable best efforts to cause) the New Director to immediately tender his resignation from the Board, effective immediately. On or prior to the Appointment Date, the Company shall have received from the New Director an executed irrevocable resignation in the form attached hereto as Exhibit B.
2.Voting.
(a)During the Support Period, Conifer agrees that it will, or will cause its Representative to, appear in person or by proxy at each annual or special meeting of stockholders of the Company (including, without limitation, any adjournments or postponements thereof and any meetings which may be called in lieu thereof), whether such meeting is held at a physical location, virtually by means of remote communications or a hybrid combination thereof, and will vote (or execute a consent with respect to) all Voting Securities beneficially owned by it which Conifer has the right to vote (or to direct the vote of) as of the applicable record date in accordance with the Board’s recommendations with respect to (i) the election, removal or replacement of any director and (ii) any other proposal to be submitted to the stockholders of the Company by either the Company or any stockholder of the Company; provided, however, that Conifer shall not divest any Voting Securities beneficially owned by it or which Conifer has the right to vote (or to direct the vote of) prior to such record date for the purposes, or having the effect, of avoiding, directly or indirectly, Conifer’s obligations and agreements pursuant to this Section 2 or Section 5 hereof (for the avoidance of doubt, a sale of Common Stock without any repurchase or similar right to retain the economic value thereof shall not be deemed to be a violation of this proviso); provided, further, that Conifer shall be permitted to vote in its sole discretion on any proposal of the Company in respect of any Extraordinary Transaction.
(b)Following the termination or expiration of the Support Period, the voting obligations applicable to Conifer pursuant to Section 2(a) shall continue in full force and effect with respect to, and only with respect to, any shares of Common Stock or Voting Securities beneficially owned by Conifer in excess of 20% of the outstanding shares of Common Stock or 20% of the outstanding Voting Securities, as applicable, as of the record date for the applicable meeting of stockholders. The Parties acknowledge that for purposes of this Agreement, any percentage ownership (or percentage beneficial ownership) of the Company’s Common Stock and/or Voting Securities attributed to Conifer shall be calculated on a fully diluted basis using the treasury stock method. This Section 2(b) shall survive any termination or expiration of this Agreement.
3.Mutual Non-Disparagement.
(a)During the Support Period, Conifer agrees that neither it nor any of its controlled Affiliates shall, directly or indirectly, make any public statement, or take any action that is intended to result in a public statement, that constitutes an ad hominem attack on, criticizes, disparages or otherwise defames or damages the reputation or good name of the Company or its Affiliates or any of the Company’s directors, officers or employees (solely in connection with their service in such capacities) or Associates.
(b)During the Support Period, the Company agrees that neither it nor any of its Affiliates shall, directly or indirectly, make any public statement, or take any action that is intended to result in a public statement, that constitutes an ad hominem attack on, criticizes, disparages or otherwise defames or damages the reputation or good name of Conifer or its Affiliates or any of Conifer’s directors, officers or employees (solely in connection with their service in such capacities) or Associates.
(c)Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement shall prohibit any Party from making any factual statement or any disclosure required under U.S. and other applicable securities laws or other applicable laws (including, without limitation, to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or U.S. stock exchange regulations; provided, however, that (i) such legal or regulatory requirement compelling such Party to make any such statement or disclosure was not implicated due solely to any action of such Party inconsistent with the terms of this Agreement; and (ii) prior to any Party making any such statement or disclosure, such Party shall, to the extent legally permitted and practicable under the circumstances, provide the other Party with notice of its intention to make such statement or disclosure prior to the making of any such statement or disclosure.
(d)The limitations set forth in Section 3(a) or (b) hereof, as applicable, shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 3(a) or (b) hereof, as applicable, if such statement by the other Party was made in breach of this Agreement.
4.No Litigation. During the Support Period, each Party covenants and agrees solely for and on behalf of itself that it shall not, and shall not permit any of its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement) to, alone or in concert with others, threaten, initiate, encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding (including, without limitation, with respect to Conifer, commencing, encouraging or supporting any derivative or similar action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any court or governmental, administrative or regulatory body (collectively, a “Legal Proceeding”) against (a) with respect to Conifer, the Company or any of its Representatives (solely in the context of their representation of the Company in connection with the subject matter of this Agreement) (solely in connection with their service in such capacities), and (b) with respect to the Company, Conifer or any of its Representatives (solely in the context of their representation of Conifer in connection with the subject matter of this Agreement) (solely in connection with their service in such capacities); provided, however, that the foregoing shall not prevent (v) the inclusion of Conifer as a class member in a class action proceeding commenced and maintained by persons other than Conifer and its controlled Affiliates, (w) any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, such Party or any of its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement), (x) litigation by any Party to enforce the provisions of this Agreement, (y) counterclaims with respect to any proceeding initiated by a Party in breach of this Agreement and (z) the exercise of statutory appraisal rights; provided, further, that in the event that such Party or any of its Representatives receives such Legal Requirement, such Party shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the other Party.
5.Standstill.
(a)During the Support Period, Conifer agrees that it shall not, and shall cause its controlled Affiliates and Associates not to, directly or indirectly:
(i)acquire, offer or seek to acquire, agree to acquire, or acquire rights or options to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, (x) any securities of the Company, any rights decoupled from the underlying securities of the Company, or any Equity-Settled Derivative, in each case, if such acquisition, offer or seeking to acquire, agreement or transaction would result in Conifer having beneficial ownership of more than 19% of the Common Stock or Voting Securities outstanding at such time, including, without limitation, through the exercise of, or acquisition of, derivative securities (such percentage, the “Ownership Cap”), or (y) any assets or liabilities of the Company; provided, however, that, if, immediately following any repurchase, redemption or other acquisition of Common Stock or Voting Securities effected by the Company or any issuance or sale of Common Stock or Voting Securities by the Company to Conifer and/or its Affiliates (collectively, a “Company Transaction”), Conifer’s beneficial ownership exceeds the Ownership Cap, then Conifer shall not be in breach of this Section 5(a)(i) solely due to such excess, so long as following any Company Transaction that causes Conifer’s beneficial ownership to exceed the Ownership Cap, Conifer does not acquire any additional shares of Common Stock or Voting Securities unless and until Conifer’s beneficial ownership is at or below (and, following any such acquisition, would remain at or below) the Ownership Cap; provided, further, that if, as a result of any Company Transaction or series of Company Transactions, Conifer’s beneficial ownership of Common Stock or Voting Securities equals or exceeds the Ownership Cap or Revised Ownership Cap, as applicable, then Conifer shall, within one hundred eighty (180) days (the “Divestment Period”) after the date on which the Company provides written notice to Conifer of a Company Transaction that causes Conifer’s beneficial ownership of Common Stock or Voting Securities to exceed the Ownership Cap or Revised Ownership Cap, as applicable (the number of such shares exceeding the Ownership Cap or Revised Ownership Cap, as applicable, at such time, the “Excess Shares”), divest, sell, or cause to be divested a number of shares of Common Stock or Voting Securities equal to the Excess Shares; provided, further, that if Conifer’s ability to effect such divestitures or sales in a timely manner is adversely impacted by restrictions imposed under the Trading Policy or applicable law, the Company and Conifer shall extend the Divestment Period by a reasonable period of time in order for Conifer to complete such divestitures and sales.
(ii)make any public announcement or proposal with respect to, or publicly offer or propose, (A) any form of business combination or acquisition or other similar transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for Voting Securities, whether or not such transaction involves a Change of Control (it being understood that the foregoing shall not prevent Conifer from communicating with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) in connection with an Extraordinary Transaction);
(iii)engage in (including, without limitation, engagement by use of or in coordination with a universal proxy card) any solicitation of proxies or written consents to vote any Voting Securities, or conduct, any type of binding or nonbinding referendum with respect to any Voting Securities, or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), to vote any securities of the Company (including, without limitation, by initiating or participating in any “withhold” or similar campaign), in each case, other than in a manner that is consistent with the Board’s recommendation on a matter;
(iv)advise or knowingly encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company or the giving or withholding of any proxy, consent or other authority to vote or act with respect to such securities (it being understood that the foregoing shall not prevent Conifer from communicating with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) in connection with an Extraordinary Transaction);
(v)other than in (A) open market sale transactions whereby the identity of the purchaser is not known, (B) in customary block trades, including, without limitation, bought deals with a broker-dealer for which customary diversification procedures are utilized to limit the amount acquired by any ultimate purchaser to less than 10% of the outstanding shares of Common Stock (and in no event shall Conifer be permitted under this clause (B) to engage in any transaction for the purpose of indirectly selling any securities of the Company to a person that Conifer knows intends to engage in activities that would be prohibited under this Section 5 if undertaken by Conifer) or (C) in an underwritten widely dispersed public offering (for which the lead underwriters(s) are approved by the Company), sell, offer or agree to sell, directly or indirectly (through a transaction or a series of transactions) any securities of the Company or any rights decoupled from the underlying securities held by Conifer to any Third Party;
(vi)make any public proposal or request (including, without limitation, any proposal or request made pursuant to Rule 14a-8 of the Exchange Act or the advance notice provisions in the Company’s Sixth Amended and Restated By-Laws (as may be amended, corrected, or further amended and restated from time to time, the “By-Laws”)) that constitutes or would result in: (A) advising, replacing or influencing any director or member of management of the Company, including, without limitation, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business, governance, corporate structure or other affairs or policies, (D) seeking to have the Company waive or make amendments or modifications to the By-Laws or the Company’s Fifth Amended and Restated Certificate of Incorporation (as may be amended, corrected, or further amended and restated from time to time), (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(vii)make any public announcements or speak to reporters or members of the media (whether “on the record” or on “background” or “off the record”) to seek to influence or control the Company’s stockholders, employees, management or the Board with respect to the Company’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, Extraordinary Transactions (if any) or strategy;
(viii)call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the By-Laws, including, without limitation, a “town hall meeting”;
(ix)deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities (other than (A) any such voting trust, arrangement or agreement solely among Conifer and its controlled Affiliates that is otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);
(x)seek, or advise or knowingly encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, or knowingly encourage or advise any person, to take any other action with respect to the election or removal of any directors, including, without limitation, the nomination or recommendation of any person for election to the Board at any meeting of stockholders at which directors are to be elected;
(xi)form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security (other than a group that includes all or some of the members of Conifer);
(xii)demand, or advise or knowingly encourage any person to demand, a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of the State of Delaware providing for stockholder access to books and records (including, without limitation, lists of stockholders) of the Company;
(xiii)make any request or submit any proposal to amend or waive the terms of this Section 5 in a manner that would reasonably be expected to result in public disclosure of such request or proposal by any Party;

(xiv)acquire, offer or seek to acquire, agree to acquire, or acquire rights or options to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, equity securities of any Competitor of the Company; provided, however, that nothing in this Section 5(a)(xiv) shall prohibit or restrict Conifer from holding, acquiring or disposing of equity securities of any Competitor acquired through ownership of shares of any mutual fund, index fund, exchange-traded fund (other than a single-stock exchange-traded fund) or similar investment vehicle that is not controlled by Conifer; provided, further, for purposes of this Section 5(a)(xiv), “Competitor” shall not include China MeiDong Auto Holdings (or its successor) so long as Conifer holds less than 5% of the ownership interests in such company;
(xv)enter into any discussions, negotiations, agreements or understandings with any person with respect to any action Conifer is prohibited from taking pursuant to this Section 5, or advise, knowingly assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or
(xvi)enter into any transaction, arrangement, agreement or understanding (whether written or oral, formal or informal) the purpose or intended effect of which is to circumvent or avoid the restrictions or obligations set forth in this Section 5, including, without limitation, through the use of any Equity-Settled Derivative, contractual arrangement or intermediary structure not expressly contemplated hereby.
(b)Notwithstanding anything to the contrary contained in Section 5(a) hereof or elsewhere in this Agreement, Conifer and its Affiliates shall not be prohibited or restricted from (i) communicating privately with members of the Board or executive officers of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Party or (ii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Conifer, provided, that a breach by Conifer of this Agreement is not the cause of the applicable requirement.
(c)Nothing in this Agreement shall limit in any respect the actions or rights of any director of the Company (including, for the avoidance of doubt, the New Director) under applicable law in his or her capacity as such. Without limitation to the foregoing, the New Director shall have the same (i) access to members of management as every other director and (ii) rights as every other director to access the books and records of the Company and to make information requests of management in order to facilitate these rights. For the avoidance of doubt, the designation of the New Director by Conifer shall not relieve the New Director of any fiduciary duties, including duties of loyalty and care, owed to the Company and all of its stockholders under applicable law.
(d)Conifer acknowledges and agrees that it shall be responsible for any breach of Section 2 or Section 5 of this Agreement by any of its controlled Affiliates and Associates, and any such breach shall be deemed a breach of this Agreement by Conifer. Conifer shall cause its controlled Affiliates and Associates to comply with the applicable provisions of Sections 3, 4 and 8 of this Agreement.
(e)Conifer acknowledges that certain framework agreements between the Company and its subsidiaries and vehicle manufacturers and distributors as in effect from time to time (the “Framework Agreements”) contain change of control provisions related to the ownership of Common Stock or Voting Securities. At any time during the Support Period, Conifer may privately (and not publicly) submit a written request (no more than one (1) such request per calendar year) that the Company seek a waiver of, or consent under, the applicable change of control provisions of the Framework Agreements to permit Conifer to have beneficial ownership of Common Stock or Voting Securities in excess of the Ownership Cap, which beneficial ownership is attributable to Company Transactions, without triggering a “change of control” or similar event under the Framework Agreements. The Company shall use commercially reasonable efforts to obtain such waiver or consent from the applicable counterparty under each applicable Framework Agreement. The Company shall provide Conifer with information regarding the status of any such efforts as Conifer may reasonably request. If, and to the extent, the Company obtains the necessary waivers or consents under the Framework Agreements, the Company and Conifer shall amend this Agreement to increase the Ownership Cap solely for purposes of determining the number of Excess Shares (if any) to the level permitted by such waivers and consents (the “Revised Ownership Cap”).
(f)Notwithstanding anything to the contrary in this Agreement:
(i)Nothing in this Agreement, and no action taken by the Board or any committee thereof in connection with the authorization, execution, delivery or performance of this Agreement (including, without limitation, the establishment of the Ownership Cap, any increase in the Ownership Cap pursuant to Section 5(e), the appointment or nomination of the New Director, or the Board’s consent to any Company Transaction), is intended to constitute, or shall be deemed to constitute, approval by the Board or any committee thereof, for purposes of Section 203, of (A) any acquisition by Conifer or any of its Affiliates or Associates of Common Stock or Voting Securities, (B) Conifer or any of its Affiliates or Associates becoming an “interested stockholder” (as defined in Section 203) of the Company, or (C) any “business combination” (as defined in Section 203) between the Company and Conifer or any of its Affiliates or Associates. The Company reserves in all respects the protections and restrictions afforded by Section 203, and this Agreement shall not be construed to waive, modify, limit or amend those protections and restrictions in any respect.

(ii)The Parties acknowledge and agree that the Ownership Cap is a contractual limitation on Conifer’s ownership of Common Stock and Voting Securities and does not itself authorize any acquisition of Common Stock or Voting Securities. Any acquisition by Conifer or any of its Affiliates or Associates of Common Stock or Voting Securities that would result in Conifer becoming an “interested stockholder” that is not subject to the restrictions on “business combinations” (as defined in Section 203) set forth therein shall require separate approval by the Board or a duly empowered committee thereof in accordance with Section 203(a)(1), and no such approval is granted, implied or contemplated by this Agreement.
(iii)This Section 5(f) shall survive any termination or expiration of this Agreement.
6.Representations and Warranties of the Company. The Company represents and warrants to Conifer that as of the Effective Date (a) the Company has the corporate power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement and to bind itself hereof and thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
7.Representations and Warranties of Conifer. Conifer represents and warrants to the Company that as of the Effective Date (a) this Agreement has been duly and validly authorized, executed and delivered by it, and constitutes a valid and binding obligation and agreement of it, and is enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) Conifer beneficially owns an aggregate of 1,512,290 shares of Common Stock at the time of signing this Agreement, (c) the signatory for it has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself, and to bind itself to the terms hereof and thereof, (d) the execution, delivery and performance of this Agreement by it does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or any material agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound, (e) other than the entities and persons named on Schedule A hereto, there are no other existing controlled Affiliates of Conifer, (f) Conifer acknowledges the obligations of Conifer under the Confidentiality Agreement, (g) except as publicly disclosed in its SEC filings or otherwise specifically disclosed to the Company in writing prior to the Effective Date, Conifer does not own, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities, (h) except as publicly disclosed in its SEC filings or otherwise specifically disclosed to the Company in writing prior to the Effective Date, Conifer has not entered into, directly or indirectly, any agreements or understandings with any person (other than its own Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company, and (i) Conifer is not a member of or a participant in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities as of the Effective Date.
8.Press Release and SEC Filings.
(a)As soon as reasonably practicable following the Effective Date, the Company shall issue a press release, substantially in the form attached hereto as Exhibit C (the “Press Release”), announcing, among other things, certain terms of this Agreement. Neither the Company nor Conifer shall make or cause to be made, and the Company and Conifer shall cause their respective controlled Affiliates or Associates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement without prior written consent of the other Party, except to the extent required by law or the rules of any national securities exchange.
(b)Within four (4) business days of the Effective Date, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement and the Press Release as exhibits thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide Conifer with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any such comments of Conifer.
(c)Within two (2) business days following the Effective Date, Conifer shall file with the SEC an amendment to its Schedule 13D, in compliance with Section 13 of the Exchange Act, to report its entry into this Agreement (the “Conifer Schedule 13D”). The Conifer Schedule 13D shall be consistent with the terms of this Agreement. Conifer shall provide the Company with a reasonable opportunity to review and comment on the Conifer Schedule 13D prior to it being filed with the SEC and consider in good faith any such comments of the Company.
9.Term; Termination.

(a)The term of this Agreement shall commence on the Effective Date and shall remain in effect until the date that is thirty (30) days prior to the deadline pursuant to the By-Laws for the submission of stockholder notice of director nominations for the Company’s 2030 annual meeting of stockholders (such deadline exclusive of the thirty (30) days, the “Nomination Notice Deadline”, and such period from the Effective Date until the Nomination Notice Deadline, the “Support Period”); provided, however, that if the Company informs the New Director, in writing, at least fifty (50) days prior to the deadline pursuant to the By-Laws for the submission of stockholder notice of director nominations for the Company’s next annual meeting of stockholders following the end of the Support Period, that the Company intends to nominate him for reelection at such annual meeting of stockholders, and the New Director remains associated with Conifer or its Affiliates (whether as an employee, consultant or other similar position) and accepts such renomination, then the Support Period shall automatically be extended to the later of (i) the date that is thirty (30) calendar days after the date that is the earlier of (A) the date of the New Director’s departure from the Board or (B) the date all of the New Director’s employment, consulting and other similar positions with Conifer and its Affiliates are terminated and (ii) the date that is thirty (30) days prior to the deadline pursuant to the By-Laws for the submission of stockholder notice of director nominations for the Company’s subsequent annual meeting of stockholders; provided, further, that the mechanism for extension of the Support Period in this Section 9(a) shall apply again successively at the end of each such successive extended Support Period.
(b)Notwithstanding anything to the contrary in this Section 9, (x) Conifer may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after the Company’s receipt of written notice from Conifer specifying the material breach, or, if impossible to cure within fifteen (15) days, that the Company has not taken any substantive action to cure within such fifteen (15) day period, and (y) the Company may earlier terminate this Agreement if Conifer commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after Conifer’s receipt of written notice from the Company specifying the material breach, or, if impossible to cure within fifteen (15) days, that Conifer has not taken any substantive action to cure within such fifteen (15) day period. Notwithstanding anything to the contrary contained herein, the provisions of Section 2(b), Section 5(f), and Section 11 through Section 21 hereof shall survive the termination of this Agreement. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination.
10.Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.
11.Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action, or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Delaware Court of Chancery in and for New Castle County, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (c) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, irrevocably (i) submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any jurisdictional defenses (including, without limitation, personal jurisdiction and venue) to any such Action, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 15 hereof of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each Party and may be enforced in any other courts, the jurisdiction of which each Party is or may be subject, by suit upon such judgment.
12.Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.
13.Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including, without limitation, the payment of money damages). It is accordingly agreed that each Party (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 13 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity.
14.Certain Definitions. As used in this Agreement:
(a)“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, without limitation, persons who become Affiliates subsequent to the Effective Date; provided, however, that, for purposes of this Agreement, Conifer shall not be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of Conifer; provided, further, that with respect to Conifer, (i) “Affiliate” shall not include any company in which Conifer holds an investment unless such company is acting at the direction of Conifer or any of its Affiliates, and (ii) “Affiliates” shall not include any entity, solely by reason of the fact that one or more of Conifer’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 under the Exchange Act);
(b)“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, and, for the avoidance of doubt, including, without limitation, persons who become Associates subsequent to the Effective Date; provided, however, that, for purposes of this Agreement, the term “Associate” shall not include any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten (10) percent or more of any class of equity securities; provided, further, that, for purposes of this Agreement, the Company shall not be deemed an Associate of Conifer;
(c)“beneficial owner,” “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;
(d)“business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;
(e)“Change of Control” shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain, directly or indirectly, less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;
(f)“Competitor” shall mean any person that, directly or through any of its Affiliates, derives a majority of its revenues (on a consolidated basis together with its

Affiliates and Subsidiaries) from (i) the retail or wholesale sale or lease of new or used vehicles (including, without limitation, through franchised, non-franchised, direct-to-consumer, online, agency or similar distribution models), (ii) the provision of vehicle parts, maintenance, service or collision repair services, or (iii) the arrangement of consumer vehicle financing or the marketing or sale of vehicle service, warranty or insurance products;
(g)“control” shall have the same meaning as set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act;
(h)“Derivative Instrument” shall mean any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any Voting Securities or Common Stock, or similar instrument with a value derived in whole or in part from the value of any Voting Securities or Common Stock, whether or not such instrument is subject to settlement in the underlying Voting Securities or Common Stock;
(i)“Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, reorganization, restructuring, disposition, distribution, or other similar transaction as to which the stockholders of the Company are entitled to vote, consent or exercise any other statutory rights;
(j)“Equity-Settled Derivative” shall mean any Derivative Instrument that (i) provides the holder with the right to acquire beneficial ownership of shares of Common Stock or other Voting Securities upon exercise, conversion, exchange, settlement or the occurrence of any event or condition, in each case regardless of whether such right or instrument is presently exercisable or convertible and regardless of whether the holder has the present right to acquire shares within sixty (60) days of the date of determination or (ii) irrespective of its terms is actually settled, exercised, converted or exchanged, in whole or in part, for or into shares of Common Stock or other Voting Securities (whether at the election of the holder, the counterparty or automatically upon the occurrence of any event or condition);
(k)“person” or “persons” shall mean any individual, corporation (including, without limitation, not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;
(l)“Representative” shall mean a person’s Affiliates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives, including, without limitation, persons who become Representatives subsequent to the Effective Date; provided, that when used with respect to the Company, “Representative” shall not include any non-executive employees;

(m)“Section 203” shall mean Section 203 of the General Corporation Law of the State of Delaware, as the same may be amended from time to time, and any successor provision thereto.
(n)“Third Party” shall mean any person that is not (i) a party to this Agreement, (ii) a member of the Board, (iii) an officer of the Company or (iv) an Affiliate of any Party; and
(o)“Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.
15.Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 15 (or to such other address that may be designated by a Party from time to time in accordance with this Section 15).
If to the Company, to its address at:
Group 1 Automotive, Inc.
730 Town & Country Boulevard, Suite 500
Houston, TX 77024
Attention:    Gillian Hobson
Email:        ghobson@Group1Auto.com
with copies (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:    Audra D. Cohen
Lawrence S. Elbaum
        Patrick Gadson
Email:        cohena@sullcrom.com
elbauml@sullcrom.com
        gadsonp@sullcrom.com
If to Conifer, to:
Conifer Management, L.L.C.
45 Rockefeller Plaza, 34th Floor
New York, NY 10111
Attention:    Benjamin Hart
Michael Benwitt
Email:        benh@ruanecunniff.com
michaelb@ruanecunniff.com

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention:    John Butler
Email:        john.butler@sidley.com

16.Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party.
17.Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
18.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
19.Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 19 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
20.Waivers. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

21.Interpretation. Each Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each Party, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (a) the word “including” (in its various forms) means “including, without limitation”; (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “or” is not exclusive; (d) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (e) whenever the context requires, the masculine gender shall include the feminine and neuter genders.
(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.
THE COMPANY:
GROUP 1 AUTOMOTIVE, INC.

By:	/s/ Gillian Hobson
Name:	Gillian Hobson
Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary

CONIFER:
CONIFER MANAGEMENT, L.L.C.

By:	/s/ Gregory Alexander
Name:	Gregory Alexander
Title:	Managing Member

[Signature Page to Stockholder Agreement]

Schedule A
Controlled Affiliates of Conifer
Conifer Capital Management LLC
Acacia Partners LP
Acacia II Partners LP
Acacia Institutional Partners LP
Acacia Conservation Fund LP
Acacia Conservation Fund (Offshore) Ltd.
Acacia Conservation Master Fund (Offshore), LP
Acacia Ramo Limited
Acacia Delaware Brazil I LLC
Acacia Banyan Partners

Exhibit A
Confidentiality Agreement
Attached.

Group 1 Automotive, Inc.
730 Town & Country Boulevard, Suite 500
Houston, TX 77024

[●], 2026
VIA EMAIL DELIVERY
Conifer Management, L.L.C.
45 Rockefeller Plaza, 34th Floor
New York, NY 10111
Attention: Benjamin Hart
Email: benh@ruanecunniff.com
Re:    Confidentiality Agreement between Group 1 Automotive, Inc., Conifer Management, L.L.C. and Benjamin Hart
Dear Mr. Hart:

This letter agreement is entered into by and among Group 1 Automotive, Inc., a Delaware corporation (the “Company”), Conifer Management, L.L.C. (“Conifer”) and Benjamin Hart (the “New Director”). Reference is made to that certain Stockholder Agreement entered into as of September 21, 2026, by and between the Company, on the one hand, and Conifer (collectively with Conifer Capital Management LLC, Acacia Partners LP, Acacia Conservation Fund LP and each of their controlled Affiliates), on the other hand (the “Stockholder Agreement”), pursuant to which the Company has agreed to, among other things, appoint you, the New Director, to the Board of Directors of the Company (the “Board”), subject to the covenants and other agreements contained in the Stockholder Agreement. Defined terms used but not defined herein shall have the meanings given to such terms in the Stockholder Agreement.
The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, for so long as the New Director remains a member of the Board, he may, if and to the extent he desires to do so, disclose Confidential Information (as defined below) that he learns in his capacity as a member of the Board to Conifer and the individuals listed on Schedule A hereto (the “Conifer Recipients”) and may discuss such information with Conifer and the Conifer Recipients (i) solely in connection with the Permitted Purpose (as defined below) and (ii) subject to the terms and conditions in this letter agreement. As a material inducement to the Company to enter into the Stockholder Agreement and to permit the disclosure of Confidential Information to Conifer and the Conifer Recipients as contemplated hereunder, the parties hereto agree as follows:
1.All non-public, confidential or proprietary information, whether written or oral, concerning the Company or any of its current or former Affiliates, subsidiaries, employees, officers, directors, shareholders, customers, clients, agents, contractors, consultants, attorneys or vendors, including, without limitation, any non-public information related to the Company, its business, operations, prospects, financial condition or performance and materials prepared for the Board or any committee thereof, that the New Director, Conifer or any Conifer Recipient obtains from the Company or any of the

Company’s Representatives (acting in their capacities as such) while the New Director is serving as a member of the Board is referred to in this letter agreement as “Confidential Information.” Confidential Information also includes all reports, materials, notes, analyses, compilations, studies, forecasts, extracts, interpretations or other documents prepared by Conifer or any of the Conifer Recipients, which contain, reflect or are based upon, in whole or in part, the Confidential Information. Confidential Information does not include, however, information that (a) was, is or becomes generally available to the public other than as a result of any disclosure or action by Conifer or any Conifer Recipient in violation of this letter agreement or any other obligation of confidentiality owed to the Company by Conifer or any Conifer Recipient; (b) becomes available to Conifer or any Conifer Recipient on a nonconfidential basis from a person (other than the Company, its Representatives or the New Director) who, to such person’s knowledge, is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation to the Company or any of the Company’s Representatives; (c) is or was in the possession of Conifer or any Conifer Recipient prior to it being furnished by the Company, its Representatives or the New Director; or (d) is or has been independently acquired or developed by Conifer or any Conifer Recipient without reliance on or reference to the Confidential Information in breach of this letter agreement.
As used in this letter agreement, the term “Representative” means a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to the Company, “Representative” shall not include any non-executive employees. As used in this letter agreement, the term “person” shall mean any individual, corporation (including, without limitation, not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature.
2.Subject to the provisions of this paragraph 2 and paragraph 3 of this letter agreement, unless otherwise agreed to in writing by the Company, Conifer agrees to (a) except as required by Law (as defined below), keep strictly confidential all of the Confidential Information, (b) use the Confidential Information solely in connection with Conifer’s investment in the Company (the “Permitted Purpose”), (c) not use any of the Confidential Information for any purpose other than the Permitted Purpose, and (d) except as required by Law, not disclose any of the Confidential Information to any person, in any manner whatsoever, except to any Conifer Recipient who, in each case, (i) needs to know the particular Confidential Information for the Permitted Purpose, (ii) is informed by Conifer in advance of the confidential nature of the Confidential Information, (iii) is provided by Conifer with a copy of this letter agreement and is directed to keep the Confidential Information strictly confidential in accordance with the applicable terms hereof and (iv) agrees to comply with and be bound by the terms of this letter agreement applicable to such Conifer Recipient as if such Conifer Recipient were a party hereto. Conifer shall ensure that each Conifer Recipient keeps strictly confidential and uses the Confidential Information solely in accordance with the terms of this letter agreement as if such Conifer Recipient were a party hereto. For the avoidance of doubt, in no event shall Conifer or any Conifer Recipient share, disclose or provide access to any Confidential Information to any person, including any Representative of Conifer, other than the Conifer Recipients listed on Schedule A. Conifer shall notify the Company of any persons Conifer no longer believes qualify as Conifer Recipients and any persons which were not disclosed on Schedule A on the Effective Date of the Stockholder Agreement that Conifer believes should be added to Schedule A as Conifer Recipients, and each notification shall be delivered by Conifer in writing within two (2) business days of Conifer forming any such belief, provided, however, that any failure by Conifer to disclose a person as a Conifer Recipient shall have no effect on any determination regarding such person’s status as a Conifer Recipient for purposes of this letter agreement, provided, further, that (x) the total number of Conifer Recipients listed on Schedule A shall
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not at any time exceed the number of Conifer Recipients listed on Schedule A on the Effective Date of the Stockholder Agreement, (y) no person who has previously been removed from or otherwise ceases to be listed on Schedule A may be added to Schedule A or otherwise treated as a Conifer Recipient in the future and (z) any such modification to Schedule A shall be subject to the prior written approval by the Company, not to be unreasonably withheld. Notwithstanding the foregoing, no prior approval by the Company shall be required for Conifer to add legal and compliance personnel to Schedule A to replace legal and compliance personnel on Schedule A who at such time are no longer employed by Conifer; provided, that Conifer notify the Company in accordance with the requirements of this paragraph 2.
3.    Conifer acknowledges that it shall be responsible for any breach of the terms of this letter agreement by Conifer, the New Director and any Conifer Recipient, and any such breach by the New Director or any Conifer Recipient shall be deemed to be a breach by Conifer. Conifer and the New Director agree to use their reasonable best efforts to prevent prohibited or unauthorized disclosure or use of Confidential Information. The New Director will not disclose to Conifer or any Conifer Recipient (y) any information of a third party in the possession of the Company that the Company is prohibited from disclosing pursuant to any contractual or other legal obligation or duty of confidentiality to such third party or (z) any legal advice provided by external or internal counsel to the Company if it is reasonably likely that such disclosure would constitute or result in a waiver of the Company’s attorney-client privilege or attorney work-product privilege (both with respect to internal and external legal counsel).
4.    In the event that the New Director, Mr. Gregory Alexander, who is a representative of Conifer, or Mr. Michael Benwitt, who is a representative of Conifer, acquires actual (not constructive) knowledge of a cyber incident or other unauthorized access involving Confidential Information, then within five (5) business days Conifer will provide reasonably detailed written notice of such event to the Company; provided, however, that Conifer shall not be required to notify the Company of any immaterial events that do not result in dissemination of Confidential Information to individuals who are not representatives of Conifer.
5.    As used in this letter agreement, “Law” means any applicable law, regulation (including, without limitation, any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which any of the Company’s securities are listed or quoted) or valid legal or judicial process (including, without limitation, in connection with any deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), or otherwise by any governmental authority.
6.In the event that Conifer or any Conifer Recipient is required by Law to disclose any Confidential Information, Conifer agrees that it will provide the Company with prompt written notice, to the extent practicable and legally permissible, of such request or requirement in order to enable the Company to seek an appropriate protective order or other remedy (and if the Company seeks such an order, Conifer will provide such cooperation, at the Company’s sole expense, as the Company shall reasonably request), to consult with the Company, to the extent legally permissible, with respect to the Company taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained, or the Company waives compliance, in whole or in part, with the terms of this letter agreement, Conifer or the Conifer Recipient will disclose only that portion
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of the Confidential Information that Conifer or the Conifer Recipient is legally required to disclose and will use reasonable best efforts, at the Company’s sole expense, to ensure that all Confidential Information so disclosed will be accorded confidential treatment.
7.Notwithstanding the foregoing, Conifer and each Conifer Recipient (a) may disclose Confidential Information in connection with routine supervisory audit or regulatory examinations (including, without limitation, by regulatory or self-regulatory bodies) to which Conifer and the Conifer Recipients are subject in the course of its or their respective businesses without liability hereunder and (b) shall not be required to provide notice to any party in the course of any such routine supervisory audit or regulatory examination, provided that such routine audit or examination does not specifically reference the Company, the Stockholder Agreement or this letter agreement.
8.All Confidential Information is and shall remain the property of the Company. Conifer and the Conifer Recipients shall not, by virtue of any disclosure of Confidential Information permitted hereunder and/or Conifer’s or any Conifer Recipient’s use of any Confidential Information, acquire any rights with respect thereto, all of which rights (including, without limitation, all intellectual property rights) shall remain exclusively with the Company. After the date the New Director no longer serves as a member of the Board, at the Company’s request for any reason, Conifer will promptly deliver to the Company or destroy (such decision as to whether delivery or destruction is to be solely in Conifer’s discretion) all Confidential Information (including, without limitation, all copies or reproductions thereof in whatever form or medium, including, without limitation, electronic copies) furnished hereunder (provided that any such destruction shall be confirmed in writing to the Company by a duly authorized Representative of Conifer) and will cause each Conifer Recipient to deliver to Conifer or destroy all copies or reproductions (in whatever form or medium, including, without limitation, electronic copies) of all other Confidential Information prepared by Conifer or any of the Conifer Recipients; provided, however, that notwithstanding this paragraph 4, neither Conifer nor any of the Conifer Recipients shall be obligated to return or destroy Confidential Information to the extent it is required to be retained by applicable Law, by professional standards, for bona fide audit, legal or regulatory compliance purposes or for actual or anticipated litigation, or to the extent it has been electronically archived by Conifer or any Conifer Recipient in accordance with its internal security and/or disaster recovery procedures as in effect from time to time and which cannot be generally accessed by any personnel of Conifer who are not Conifer Recipients; provided, further, that any such Confidential Information so retained shall remain subject to the confidentiality provisions contained herein until the earlier of (a) the date upon which such information no longer constitutes Confidential Information hereunder or (b) for so long as it is retained by Conifer or any Conifer Recipient. Any oral Confidential Information will continue to be subject to the terms of this letter agreement.
9.Conifer and the New Director (other than in connection with his service as a director) acknowledge that neither the Company nor its Representatives makes any express or implied representation or warranty as to the completeness and accuracy of any Confidential Information, and Conifer and the New Director (other than in connection with his service as a director) agree that none of such persons shall have any liability to Conifer or the New Director (other than in connection with his service as a director) relating to or arising from its or their use of any Confidential Information or for any errors therein or omissions therefrom. Conifer also agrees that it is not entitled to rely on the completeness or accuracy of any Confidential Information. This letter agreement shall not create any obligation on the part of the New Director, the Company or any of the Company’s Representatives to provide Confidential Information to Conifer or any Conifer Recipient, nor shall it entitle Conifer or any Conifer Recipient to participate in any meeting of the Board or any committee thereof.
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10.Conifer and the New Director acknowledge that the Confidential Information may constitute material non-public information under applicable federal and state securities laws and that U.S. securities laws impose restrictions on trading securities when in possession of such information and on communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to trade in such securities.
Nothing herein shall constitute an admission by any party that any Confidential Information in fact contains material non-public information concerning the Company.
11.To the extent that any Confidential Information includes materials subject to the attorney-client privilege, Conifer and the New Director agree that the Company is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of the Company’s or the New Director’s disclosure of any such Confidential Information (including, without limitation, Confidential Information related to pending or threatened litigation) to Conifer or any of the Conifer Recipients.
12.Conifer and the New Director agree that without the Company’s prior written consent, neither Conifer nor the New Director will, and Conifer will cause each Conifer Recipient not to, directly or indirectly, use Confidential Information to conduct any form of survey or formal written inquiry, with respect to the Company, of any current or former customers or vendors of the Company.
13.It is understood and agreed by the parties hereto that none of Conifer, the Conifer Recipients or Representatives of Conifer (except for the New Director in his capacity as a member of the Board) may, directly or indirectly, initiate or cause to be initiated any communication with any person other than the Company, Conifer, any Conifer Recipient or the New Director concerning Confidential Information except with the express written permission of the Company’s Chief Legal Officer.
14.Conifer and the New Director agree that, without the Company’s prior written consent, neither Conifer nor the New Director will, and Conifer will cause each Conifer Recipient not to, directly or indirectly, (a) act as a spokesperson for the Company or hold himself, herself or itself out as authorized to speak on behalf of the Company, (b) make any public statement or communication to any third party regarding the Company, its business, operations, prospects, financial condition or performance, or any deliberations of the Board or any committee thereof, or (c) communicate with any securities analysts, members of the media, industry participants, rating agencies, regulators or other third parties concerning the Company, in each of cases (b) and (c) in a manner that could reasonably be understood to represent the views of the Company or to be made on behalf of the Company.
15.It is understood and agreed by the parties hereto that money damages may be an insufficient remedy for any actual or threatened breach of this letter agreement and that, without prejudice to the rights and remedies otherwise available, the Company shall be entitled to seek equitable relief by way of injunction, specific performance or otherwise if Conifer, the New Director or any Conifer Recipient breaches or threatens to breach any of the provisions of this letter agreement.
16.It is further understood and agreed that no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
17.THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.
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EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF DELAWARE FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND SUCH PARTY AGREES NOT TO COMMENCE ANY ACTION, SUIT OR PROCEEDING RELATING THERETO EXCEPT IN SUCH COURTS), AND FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY UNITED STATES REGISTERED MAIL TO SUCH PARTY’S ADDRESS SET FORTH ON THE SIGNATURE PAGE HERETO SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST SUCH PARTY IN ANY SUCH COURT. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
18.EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
19.This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by Conifer or the New Director without the express written consent of the Company.
20.If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced under any Law or public policy, all other terms and provisions of this letter agreement shall nevertheless remain in full force and effect. If any term or provision of this letter agreement is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties agree that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them to the fullest extent enforceable for all purposes contemplated by this letter agreement.
21.This letter agreement, together with the Stockholder Agreement, contains the entire agreement among the Company, Conifer and the New Director concerning confidentiality of the Confidential Information and supersedes in its entirety all prior agreements between them with respect to Confidential Information. No modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon the Company, Conifer or the New Director unless approved in writing by the Company, Conifer and the New Director, as applicable.
22.The parties agree that this letter agreement is permitted to be executed in separate counterparts.
23.All notices, consents, determinations, waivers, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) upon receipt, when delivered personally, (b) upon receipt, when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or (c) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such
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communications shall be the same addresses set forth in Section 16 of the Stockholder Agreement.
24.This letter agreement shall terminate upon the one-year anniversary of the date that the New Director ceases to be a member of the Board, and from and after such termination the parties shall have no further obligations hereunder, except as otherwise provided in paragraph 4 of this letter agreement with respect to any Confidential Information retained in accordance therewith; provided, that any liability for breach of this letter agreement (including, without limitation, the failure of Conifer or any Conifer Recipient to deliver or destroy all Confidential Information pursuant to paragraph 4 of this letter agreement) prior to such termination shall survive such termination.
25.No licenses or rights under any patent, copyright, trademark or trade secret are granted or are to be implied by this letter agreement.
26.The Company acknowledges and agrees that Conifer and its Affiliates are in the business of evaluating, making and managing investments in businesses that may be similar to or in competition with the Company. Subject to Conifer’s compliance with the provisions set forth in this letter agreement, this letter agreement does not limit or restrict Conifer’s or any Conifer Recipient’s right or ability, now or in the future, with respect to evaluating, making or managing such investments. For the avoidance of doubt, nothing in this paragraph permits Conifer or any Conifer Recipient to use or disclose Confidential Information in violation of this letter agreement, including for purposes of evaluating, making, or managing any investment other than the Permitted Purpose.
[Remainder of Page Intentionally Left Blank]
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Please acknowledge your agreement to the contents of this letter agreement by signing below.
Very truly yours,

GROUP 1 AUTOMOTIVE, INC.

By:    ____________________________
Name:    Gillian Hobson
Title:     Senior Vice President, Chief Legal
    Officer and Corporate Secretary

Agreed to this [●], 2026.
NEW DIRECTOR
_______________________________
Benjamin Hart

CONIFER MANAGEMENT, L.L.C.
By:    __________________________
Name:    Gregory Alexander
Title:    Managing Member

[Signature Page to Confidentiality Agreement]

SCHEDULE A
Conifer Recipients
Conifer and the New Director may disclose Confidential Information only to the following individuals, who are members of Conifer’s investment team or legal and compliance personnel:

Gregory Alexander, Portfolio Manager
Benjamin Hart, Analyst
Saatvik Agrawal, Analyst
Jake Hennemuth, Analyst
Yatin Mirakhur, Analyst
Inder Soni, Analyst
Scott O’Connell, Analyst
Stephan Van der Mersch, Analyst,
Srinath Krishnan, Analyst
Jay Jain, Analyst
Michael Benwitt, General Counsel
Yau Dun Lee, Chief Compliance Officer
Allison Weisen, Compliance Associate

Exhibit B
Form of Irrevocable Resignation Letter

[●], 2026

Board of Directors
Group 1 Automotive, Inc.
730 Town & Country Boulevard, Suite 500
Houston, TX 77024

Re: Irrevocable Resignation

Ladies and Gentlemen,

This letter is delivered pursuant to Section 1(c) of the Stockholder Agreement, dated as of September 21, 2026 (the “Agreement”), by and between Group 1 Automotive, Inc. (the “Company”) on the one hand, and Conifer Management, L.L.C. (and collectively with Conifer Capital Management LLC, Acacia Partners LP, Acacia Conservation Fund LP and each of their controlled Affiliates, “Conifer”), on the other hand. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve effective upon the date on which Conifer ceases to satisfy the Minimum Ownership Requirement, subject to the Board’s acceptance of this resignation. This resignation is irrevocable and may not be withdrawn by me at any time.

Sincerely,

_______________________________
Name:

Exhibit C
Press Release
Attached.

Group 1 Automotive Appoints Benjamin Hart to Board of Directors
HOUSTON, September 22, 2026 — Group 1 Automotive, Inc. (NYSE: GPI) (“Group 1” or the “Company”) today announced the appointment of Benjamin Hart to its Board of Directors (the "Board"), effective November 1, 2026. In connection with Mr. Hart's appointment, the Board will expand from ten to eleven directors. Mr. Hart is a member of the investment team for the Acacia funds, the investment funds managed by Conifer Management L.L.C. ("Conifer"), one of Group 1’s largest shareholders.
“We are very pleased to welcome Ben to our Board," said Charles Szews, Group 1's Non-Executive Chair of the Board. "Considering our shareholders’ perspectives is central to how our Board operates, and we believe there is real value in having the viewpoint of one of our largest long-term shareholders represented directly in the boardroom. We appreciate the constructive engagement we have had with Conifer and look forward to Ben's contributions as we continue to execute our strategy.”
“Ben Hart and Conifer have been valued investors in Group 1 for many years, and we’ve developed a close relationship built on mutual respect and open dialogue,” said Daryl Kenningham, Group 1’s President and Chief Executive Officer. “We have always greatly valued their thoughtful and well-considered feedback, as well as their deep understanding of our industry and Group 1’s competitive advantages and opportunities. We look forward to welcoming Ben to the Board and working closely with him as we continue to build long-term value for all Group 1 shareholders.”
“I am honored to join the Group 1 Board,” said Mr. Hart. “Conifer is a long-term shareholder of Group 1 because we believe in the strength of its business, its thoughtful and operationally intensive management team, and the significant opportunities that lie ahead. I look forward to working with my fellow directors and the management team to help capture those opportunities and drive long-term value for all of Group 1’s shareholders.”
Mr. Hart's appointment was made in connection with a stockholder agreement (the “Agreement”) between the Company and Conifer. The Agreement includes certain customary standstill, voting, confidentiality, mutual non-disparagement and other provisions. The Company will file the Agreement with the U.S. Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K.
About Benjamin Hart
Mr. Hart is a member of the investment team for the Acacia funds, the investment funds managed by Conifer. He has nearly two decades of investment experience, having previously served as a Portfolio Manager at Glenville Capital Management and as a Senior Research Analyst and member of the Investment Selection Committee at The Haverford Trust Company. Mr. Hart currently serves on the board of directors of CelLBxHealth, a UK-based cancer diagnostics company, and previously served on the board of directors of Applied Technology Partners. He holds a Bachelor of Arts from Franklin & Marshall College, where he graduated cum laude, and is a CFA charterholder.
ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns and operates 249 automotive dealerships, 310 franchises, and 32 collision centers in the United States and the United Kingdom that offer 37 brands of automobiles. Through its dealerships and omni-channel platform, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements related to future, not past, events and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. In this context, the forward-looking statements include statements regarding the proposed offering, the intended use of proceeds and the pending Hennessy Acquisition. These forward-looking statements often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” “foresee,” “may” or “will” and similar expressions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the impacts of sustained levels of inflation, including reduced affordability of automobiles for consumers, (c) developments in U.S. and global trade policy, including the imposition by the U.S. of significant tariffs on the import of automobiles and certain materials used in our parts and services business and the resulting consequences (including, but not limited to, retaliatory tariffs by non-U.S. nations, supply chain disruptions, vehicle and part cost increases and demand decreases, and potential recessions in the U.S. and U.K.) and the passage of the “One Big Beautiful Bill,” including the associated impact on tax deductions in the domestic car industry and the elimination of certain clean energy tax credits, which could impact incentives for electric vehicle production and sales, (d) the level of manufacturer incentives, (e) our ability to comply with extensive laws, regulations and policies applicable to our operations, including BEV mandates in the U.K., and their impact on new vehicle demand, (f) our ability to obtain an inventory of desirable new and used vehicles (including as a result of changes in the international trade environment), (g) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (h) our cost of financing and the availability of credit for consumers, (i) our ability to complete acquisitions and dispositions, including the pending Hennessy Acquisition, on a timely basis, if at all and the risks associated therewith, (j) our ability to successfully integrate recent and future acquisitions, including the Hennessy Acquisition, and realize the expected benefits from consummated acquisitions, (k) foreign exchange controls and currency fluctuations, (l) the armed conflicts in Ukraine and the Middle East, including that between the U.S. and Iran, (m) broader macroeconomic challenges in the U.K., including inflationary pressures, fluctuations in interest and foreign exchange rates and overall economic volatility, which could further impact vehicle affordability, demand and our financial performance in that market, (n) our ability to maintain sufficient liquidity to operate, and (o) a material failure in or breach of our vendors’ information technology systems and other cybersecurity incidents. For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Investor contacts:
David Helderman
Senior Manager, Investor Relations
Group 1 Automotive, Inc.
ir@group1auto.com
Media contacts:
Pete DeLongchamps
Senior Vice President, Manufacturer Relations, Financial Services and Corporate Development
Group 1 Automotive, Inc.
pdelongchamps@group1auto.com
Kimberly Barta
Head of Advertising, Brand and Communications
Group 1 Automotive, Inc.
kbarta@group1auto.com
or
Jude Gorman / Clayton Erwin
Collected Strategies
Group1-CS@collectedstrategies.com